The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 20, 2023

Pricing supplement To prospectus dated April 8, 2020 prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-222672 and 333-222672-01 Dated March , 2023 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate due April 4, 2024 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to any Review Date (other than the final Review Date), the 2-Year U.S. Dollar SOFR ICE Swap Rate determined as described below, which we refer to as the Reference Rate, on that Review Date is at or above the Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Reference Rate is at or above the Call Level applicable to the final Review Date. If the notes are not automatically called (which means that the Final Reference Rate is less than the Reference Strike Rate by more than 50%), investors will lose more than 50% of their principal amount at maturity and may lose all of their principal amount at maturity. For example, assuming a Reference Strike Rate of 3.8000%, investors will be taking the view that, if the notes are not automatically called, the Final Reference Rate will not be less than 1.9000%, which is equivalent to 50.00% of the assumed Reference Strike Rate (50.00% × 3.8000% = 1.9000%). See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Reference Rate?" for additional hypothetical payment scenarios.
•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest payments in exchange for the opportunity to receive a premium payment if the notes are automatically called.
•	The earliest date on which an automatic call may be initiated is June 30, 2023.
•	Because the return on the notes is based on the percentage change of the Reference Rate from the Reference Strike Rate, rather than the percentage point change in the Reference Rate, a very small percentage point decline in the Reference Rate can result in the notes not being automatically called and/or in a significant loss on the notes. For instance, in the example above, if the notes have not been previously automatically called and the Reference Rate were to decline by only 2.28 percentage points from the assumed Reference Strike Rate of 3.8000% to a Reference Rate of 1.5200% on the final Review Date, that move would represent a 60% decline from the assumed Reference Strike Rate and the notes would not be automatically called on the final Review Date and investors would lose 60.00% of their principal amount at maturity.
•	The notes are not traditional fixed income securities. Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest and whether the notes will be automatically called and, if the notes are not automatically called, the amount an investor receives at maturity will depend on the performance of the Reference Rate. If the notes are not automatically called, investors will lose more than 50% of their principal amount at maturity and may lose all of their principal amount at maturity.
•	The call premium amounts are fixed amounts and will not vary based on the Reference Rate.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Rate:	2-Year U.S. Dollar SOFR ICE Swap Rate (the “ICE Swap Rate”) determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement
Automatic Call:	If, (1) with respect to any Review Date (other than the final Review Date), the Reference Rate on that Review Date is greater than or equal to the Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Reference Rate is greater than or equal to the Call Level applicable to the final Review Date, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.
Call Level:

With respect to each Review Date, the Call Level is set forth below:

• first Review Date: 85% of the Reference Strike Rate

• second Review Date: 75% of the Reference Strike Rate

• third Review Date: 65% of the Reference Strike Rate

• final Review Date: 50% of the Reference Strike Rate

Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

• at least 5.50%* × $1,000 if automatically called on the first Review Date

• at least 11.00%* × $1,000 if automatically called on the second Review Date

• at least 16.50%* × $1,000 if automatically called on the third Review Date

• at least 22.00%* × $1,000 if automatically called on the final Review Date

*The actual call premiums applicable to the first, second, third and final Review Dates will be provided in the pricing supplement, and will not be less than 5.50%, 11.00%, 16.50% and 22.00% respectively.

Payment at Maturity:

If the notes are not automatically called (which means that the Final Reference Rate is less than the Reference Strike Rate by more than 50%), at maturity you will lose 1 % of the principal amount of your notes for every 1% that the Final Reference Rate is less than the Reference Strike Rate. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Reference Rate Return)

If the notes are not automatically called (which means that the Final Reference Rate is less than the Reference Strike Rate by more than 50%), you will lose more than 50% of your principal amount at maturity and may lose all of your principal amount at maturity.

Final Reference Rate:	The Reference Rate on the final Review Date
Strike Date:	March 17, 2023
Pricing Date:	On or about March 20, 2023
Original Issue Date:	On or about March 23, 2023 (Settlement Date)
Review Dates†:	June 30, 2023, September 29, 2023, December 29, 2023 and April 1, 2024 (final Review Date)
Call Settlement Date:	July 5, 2023, October 4, 2023, January 4, 2024 and the Maturity Date
Maturity Date†:	April 4, 2024

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $959.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $955.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Reference Rate Return:

Final Reference Rate – Reference Strike Rate

Reference Strike Rate

However, if the formula above would result in a percentage that is less the -100%, the Reference Rate Return will be deemed to be equal to -100%.

Reference Strike Rate:

3.817%, which is a rate of the 2-Year U.S. Dollar SOFR ICE Swap Rate determined by reference to certain intraday rates of the 2-Year U.S. Dollar SOFR ICE Swap Rate on the Strike Date. The Reference Strike Rate is not determined by reference to the Reference Rate on the Strike Date or the Pricing Date.

Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Reference Strike Rate in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Reference Strike Rate, that might affect the value of your notes.

CUSIP:	48133U4Z2

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement, all values with respect to calculations in connection with the notes will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.87645 would be rounded to 0.8765).

The Review Dates are Determination Dates for purposes of the accompanying product supplement but are not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.” Instead, they are subject to adjustment as described below.

With respect to any day, the Reference Rate refers to the rate for U.S. dollar swaps with a designated maturity of 2 years, referencing the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), that appears on the Bloomberg Screen USISSO02 Page at approximately 11:00 a.m., New York City time, on that day, as determined by the calculation agent, provided that, if no such rate appears on the Bloomberg Screen USISSO02 Page on that day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the Reference Rate for that day in its sole discretion.

“Bloomberg Screen USISSO02 Page” means the display designated as the Bloomberg screen “USISSO02” or such other page as may replace the Bloomberg screen “USISSO02” on that service or such other service or services as may be nominated for the purpose of displaying rates for U.S. dollar swaps referencing SOFR by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating rates for U.S. dollar swaps referencing SOFR in the event IBA or its successor no longer does so.

Notwithstanding the foregoing paragraph:

(i)  If the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate; and

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States

JPMorgan Structured Investments —	PS-1
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

(which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Review Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the notes. We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you.  See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-2
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Reference Rate?

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Reference Rate as shown under the columns “Reference Rate Appreciation/Depreciation at Review Date” and “Reference Rate Return.” The following table assumes a hypothetical Reference Strike Rate of 3.8000%, a hypothetical Call Level of 3.2300% (equal to 85% of the hypothetical Reference Strike Rate) with respect to the first Review Date, a hypothetical Call Level of 2.8500% (equal to 75% of the hypothetical Reference Strike Rate) with respect to the second Review Date, a hypothetical Call Level of 2.4700% (equal to 65% of the hypothetical Reference Strike Rate) with respect to the third Review Date and a hypothetical Call Level of 1.9000% (equal to 50% of the hypothetical Reference Strike Rate) with respect to the final Review Date. The table assumes that the call premiums used to calculate the call premium amount applicable to the first, second, third and final Review Dates are 5.50%, 11.00%, 16.50% and 22.00%, respectively, regardless of any appreciation of the Reference Rate, which may be significant. The actual call premiums will be provided in the pricing supplement and will not be less than 5.50%, 11.00%, 16.50% and 22.00%, respectively. There will be only one payment on the notes whether called or at maturity. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date, and no payment would be made on the applicable Call Settlement Date. Each hypothetical return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date					Final Review Date
Reference Rate at Review Date	Reference Rate Appreciation/ Depreciation at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Total Return at Third Call Settlement Date	Final Reference Rate	Reference Rate Return (1)	Total Return at Maturity
6.8400%	80.00%	5.50%	11.00%	16.50%	6.8400%	80.00%	22.00%
6.4600%	70.00%	5.50%	11.00%	16.50%	6.4600%	70.00%	22.00%
6.0800%	60.00%	5.50%	11.00%	16.50%	6.0800%	60.00%	22.00%
5.7000%	50.00%	5.50%	11.00%	16.50%	5.7000%	50.00%	22.00%
5.3200%	40.00%	5.50%	11.00%	16.50%	5.3200%	40.00%	22.00%
4.9400%	30.00%	5.50%	11.00%	16.50%	4.9400%	30.00%	22.00%
4.5600%	20.00%	5.50%	11.00%	16.50%	4.5600%	20.00%	22.00%
4.1800%	10.00%	5.50%	11.00%	16.50%	4.1800%	10.00%	22.00%
3.8000%	0.00%	5.50%	11.00%	16.50%	3.8000%	0.00%	22.00%
3.6100%	-5.00%	5.50%	11.00%	16.50%	3.6100%	-5.00%	22.00%
3.4200%	-10.00%	5.50%	11.00%	16.50%	3.4200%	-10.00%	22.00%
3.2300%	-15.00%	5.50%	11.00%	16.50%	3.2300%	-15.00%	22.00%
3.0400%	-20.00%	N/A	11.00%	16.50%	3.0400%	-20.00%	22.00%
2.8500%	-25.00%	N/A	11.00%	16.50%	2.8500%	-25.00%	22.00%
2.6600%	-30.00%	N/A	N/A	16.50%	2.6600%	-30.00%	22.00%
2.4700%	-35.00%	N/A	N/A	16.50%	2.4700%	-35.00%	22.00%
2.2800%	-40.00%	N/A	N/A	N/A	2.2800%	-40.00%	22.00%
2.0900%	-45.00%	N/A	N/A	N/A	2.0900%	-45.00%	22.00%
1.9000%	-50.00%	N/A	N/A	N/A	1.9000%	-50.00%	22.00%
1.8996%	-50.01%	N/A	N/A	N/A	1.8996%	-50.01%	-50.01%
1.5200%	-60.00%	N/A	N/A	N/A	1.5200%	-60.00%	-60.00%
1.1400%	-70.00%	N/A	N/A	N/A	1.1400%	-70.00%	-70.00%
0.7600%	-80.00%	N/A	N/A	N/A	0.7600%	-80.00%	-80.00%
0.3800%	-90.00%	N/A	N/A	N/A	0.3800%	-90.00%	-90.00%
0.0000%	-100.00%	N/A	N/A	N/A	0.0000%	-100.00%	-100.00%
-0.3800%	-110.00%	N/A	N/A	N/A	-0.3800%	-100.00%	-100.00%
-0.7600%	-120.00%	N/A	N/A	N/A	-0.7600%	-100.00%	-100.00%
-1.1400%	-130.00%	N/A	N/A	N/A	-1.1400%	-100.00%	-100.00%

(1) The Reference Rate Return will not be less than 100%.

Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The Reference Rate increases from the Reference Strike Rate of 3.8000% to a Reference Rate of 4.1800% on the first Review Date. Because the Reference Rate on the first Review Date of 4.1800% is greater than the Call Level of 3.2300% applicable to the first Review Date, the notes are automatically called, and the investor receives a single payment of $1,055.00 per $1,000 principal amount note on the first Call Settlement Date. No further payments will be made on the notes.

Example 2: The Reference Rate decreases from the Reference Strike Rate of 3.8000% to Reference Rates of 3.0400%, 2.6600% and 2.2800% on the first, second and third Review Dates, respectively, and decreases from the Reference Strike Rate of 3.8000% to a Final Reference Rate of 2.0900%. Because the Reference Rate on each of the first three Review Dates (3.0400%, 2.6600% and 2.2800%) is less than the Call Level of 3.2300%, 2.8500% and 2.4700%, respectively, applicable to that

JPMorgan Structured Investments —	PS-3
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

Review Date, the notes are not automatically called on those Review Dates. However, because the Final Reference Rate of 2.0900% is greater than the Call Level of 1.9000% applicable to the final Review Date, even though the Final Reference Rate is less than the Reference Strike Rate, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,220.00 per $1,000 principal amount note.

Example 3: The Reference Rate decreases from the Reference Strike Rate of 3.8000% to Reference Rates of 3.0400%, 2.6600% and 2.2800% on the first, second and third Review Dates, respectively, and to a Final Reference Rate of 1.5200%. Because (a) the Reference Rate on each of the first three Review Dates (3.0400%, 2.6600% and 2.2800%) is less than the Call Level of 3.2300%, 2.8500% and 2.4700%, respectively, applicable to that Review Date, (b) the Final Reference Rate of 1.5200% is less than the Call Level of 1.9000% applicable to the final Review Date and (c) the Reference Rate Return is -60%, the notes are not automatically called, and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If (1) with respect to any Review Date (other than the final Review Date), the Reference Rate on that Review Date is greater than or equal to the Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Reference Rate is greater than or equal to the Call Level applicable to the final Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i); at least 5.50%* × $1,000 if automatically called on the first Review Date; or (ii) at least 11.00%* × $1,000 if automatically called on the second Review Date; (iii) at least 16.50%* × $1,000 if automatically called on the third Review Date; or (iv) at least 22.00%* × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

*The actual call premiums applicable to the first, second, third and final Review Dates will be provided in the pricing supplement and will not be less than 5.50%, 11.00%, 16.50% and 22.00%, respectively.

•	POTENTIAL FOR A RETURN BASED ON THE APPLICABLE CALL PREMIUM EVEN IF THE REFERENCE RATE RETURN IS NEGATIVE — The Call Levels with respect to the first, second, third and final Review Dates are set at 85%, 75%, 65% and 50%, respectively, of the Reference Strike Rate. Accordingly, if the notes have not been previously called, with respect to the first, second, third and final Review Dates, you will receive the applicable call premium even if the Reference Rate on the applicable Review Date is less than the Reference Strike Rate by up to 15%, 25%, 35% and 50%, respectively.
•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the notes is approximately one year, the notes will be automatically called before maturity if, (1) with respect to any Review Date (other than the final Review Date), the Reference Rate on that Review Date is at or above the Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Reference Rate is at or above the Call Level applicable to the Final Review Date, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — Because the Call Level with respect to the final Review Date is set at 50% of the Reference Strike Rate, if the notes have not been previously called, at maturity you will be entitled to the full repayment of your principal plus the applicable call premium even if the Final Reference Rate is less than the Reference Strike Rate by up to 50%. However, if the notes are not automatically called (which means that the Final Reference Rate is less than the Reference Strike Rate by more than 50%), for every 1% that the Final Reference Rate is less than the Reference Strike Rate, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity. In addition, because the return on the notes is based on the percentage change of the Reference Rate from the Reference Strike Rate to the Final Reference Rate, rather than the percentage point change in the Reference Rate, a very small percentage point decline in the Reference Rate can result in a significant loss on the notes. Even if the Final Reference Rate is negative, your payment at maturity per $1,000 principal amount note will not be less than $0.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest and whether the notes will be automatically called and, if the notes are not automatically called, the amount an investor receives at maturity will depend on the performance of the Reference Rate. If the notes are not automatically called, investors will lose more than 50% of their principal amount at maturity and may lose all of their principal amount at maturity.

JPMorgan Structured Investments —	PS-4
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

•	RETURN DEPENDENT ON THE 2-YEAR U.S. DOLLAR SOFR ICE SWAP RATE — The ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. For more information about SOFR, see “Annex A — SOFR” in this pricing supplement. The call premium amounts are fixed amounts and will not vary based on the Reference Rate.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, although not free from doubt, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and below.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the return on the notes at maturity is linked to the performance of the Reference Rate and will depend on whether, and the extent to which, the Reference Rate Return is positive or negative. If the notes are not automatically called (which means that the Final Reference Rate is less than the Reference Strike Rate by more than 50%), you will lose 1% of the principal amount of your notes for every 1% that the Final Reference Rate is less than the Reference Strike Rate. Accordingly, under these circumstances, you will lose more than 50% of your principal amount at maturity and may lose all of your principal amount at maturity.

In addition, because the return on the notes is based on the percentage change of the Reference Rate from the Reference Strike Rate, rather than the percentage point change in the Reference Rate, a very small percentage point decline in the Reference Rate can result in the notes not being automatically called and/or in a significant loss on the notes.  For example, assuming a Reference Strike Rate of 3.8000%, if the notes have not been previously automatically called and the Reference Rate were to decline by only 2.28 percentage points from the assumed Reference Strike Rate to a Reference Rate of 1.5200% on the final Review Date, that move would represent a 60% decline from the assumed Reference Strike Rate and the notes would not be automatically called on the final Review Date and you would lose 60.00% of their principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment

JPMorgan Structured Investments —	PS-5
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of any increase in the Reference Rate, which may be significant. Because the Reference Rate at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower payment if automatically called or at maturity, as the case may be, than you would have if you had invested directly in any other securities or exchange-traded or over-the-counter instruments based on, or other instruments linked to, the Reference Rate.
•	REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest and whether the notes will be automatically called and, if the notes are not automatically called, the amount an investor receives at maturity will depend on the performance of the Reference Rate. If the notes are not automatically called, investors will lose more than 50% of their principal amount at maturity and may lose all of their principal amount at maturity.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the call premium for each Review Date will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the call premium for each Review Date.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. For example, if on a Review Date, the Reference Rate cannot be determined by reference to the applicable Bloomberg page, the calculation agent will determine the Reference Rate for that Review Date in its sole discretion, after consulting such sources as it deems comparable to the foregoing page, or any such other source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Reference Strike Rate in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Reference Strike Rate, that might affect the value of your notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing
JPMorgan Structured Investments —	PS-6
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” above.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Reference Rate, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Rate;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Rate

•	THE REFERENCE RATE WILL BE AFFECTED BY A NUMBER OF FACTORS — The Reference Rate will depend on a number of factors, including, but not limited to:
•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	inflation and expectations concerning inflation;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of the Reference Rate and/or SOFR.
JPMorgan Structured Investments —	PS-7
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

These and other factors may have a negative effect on the performance of the Reference Rate and on the value of the notes in the secondary market.

•	THE REFERENCE RATE MAY BE VOLATILE — The Reference Rate is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.

The Reference Rate may be negative. A Final Reference Rate that is less than the Reference Strike Rate by more than 50% will result in a reduction of principal payment at maturity. A decline from the Reference Strike Rate to the Final Reference Rate that is only slightly more than 50% will result in a significant loss of principal. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market.

•	THE REFERENCE RATE AND THE MANNER IN WHICH IT IS CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the Reference Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the Reference Rate.
•	THE REFERENCE RATE AND SOFR HAVE LIMITED HISTORIES AND FUTURE PERFORMANCE CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE — The publication of the U.S. Dollar SOFR ICE Swap Rate began in November 2021, and, therefore, has a limited history. IBA launched the U.S. Dollar SOFR ICE Swap Rate for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the U.S. Dollar LIBOR ICE Swap Rate will have no bearing on the performance of SOFR or the Reference Rate.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history.  The future performance of the Reference Rate and SOFR cannot be predicted based on the limited historical performance.  The levels of Reference Rate and SOFR during the term of the notes may bear little or no relation to the historical actual or historical indicative data.  Prior observed patterns, if any, in the behavior of market variables and their relation to Reference Rate and SOFR, such as correlations, may change in the future.  While some pre-publication historical data for SOFR has been released by the Federal Reserve Bank of New York (“FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of the Reference Rate or SOFR may be inferred from any of the historical actual or historical indicative SOFR data.  Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of Reference Rate or SOFR.  Changes in the levels of SOFR will affect the Reference Rate and, therefore, the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.  There can be no assurance that the Reference Rate or SOFR will be positive.

•       ANY FAILURE OF SOFR TO GAIN MARKET ACCEPTANCE COULD ADVERSELY AFFECT THE NOTES — According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks than competing replacement rates for LIBOR that reflect bank-specific credit risk. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the Reference Rate, the return on and value of the notes and the price at which investors can sell the notes in the secondary market.

•	THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD ADVERSELY AFFECT THE LEVEL OF SOFR OR DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO — SOFR is a relatively new rate, and FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the Reference Rate and may adversely affect any payment on the notes, which may adversely affect the trading prices of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. In that case, the method by which the Reference Rate is calculated will change, which could reduce the Reference Rate.
•	THE REFERENCE RATE MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF IT IS DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE RATE — If no relevant rate appears on the Bloomberg Screen USISSO02 Page on a relevant day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the Reference Rate for that relevant day in its sole discretion. Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has
JPMorgan Structured Investments —	PS-8
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate.  If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Review Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the value of the Reference Rate used on any Review Date, which could adversely affect the return on and the market value of the notes.

JPMorgan Structured Investments —	PS-9
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

Historical Information

The following graph sets forth the historical weekly performance of the Reference Rate from November 19, 2021 (the first Friday on which the Reference Rate was published by Bloomberg Professional® service (“Bloomberg”)) through March 17, 2023. The Reference Rate on March 17, 2023 was 3.957%. We obtained the levels of the Reference Rate above and below from Bloomberg, without independent verification.

The historical levels of the Reference Rate should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Rate on any Review Date. There can be no assurance that the performance of the Reference Rate will result in the return of any of your principal amount. You should note that publication of the U.S. Dollar SOFR ICE Swap Rate began on November 8, 2021, and it therefore has a limited history.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your

JPMorgan Structured Investments —	PS-10
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Reference Rate?” and “Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the 2-Year U.S. Dollar SOFR ICE Swap Rate” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

JPMorgan Structured Investments —	PS-11
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate

Annex A — SOFR

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

JPMorgan Structured Investments —	PS-12
Review Notes Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate